Exhibit 99.1

Netcapital Announces Second Quarter Fiscal 2025 Financial Results

●	Management to Host Earnings Call on December 17, 2024 at 10:00 a.m. ET

BOSTON, MA – December 16, 2024 – Netcapital Inc. (Nasdaq: NCPL, NCPLW) (the “Company”), a digital private capital markets ecosystem, today announced financial results for the second quarter of fiscal year 2025 ended October 31, 2024.

“During the quarter ended October 31, 2024, we saw a decrease in revenue, when compared to the quarter ended October 31, 2023, but an increase in revenue when compared to the quarter ended July 31, 2024. The year-over-year decrease was primarily due to a slowdown in consulting revenue, while the sequential increase was driven by our funding portal business. Despite the challenges we faced during a tough quarter, we remain optimistic about the future,” said Martin Kay, CEO of Netcapital Inc. “Recently our wholly-owned subsidiary, Netcapital Securities Inc. received approval from FINRA to become a FINRA-member broker-dealer, which marks a significant achievement for the Company as it begins to open up opportunities for more revenue channels. Looking beyond the second quarter we are focused on leveraging our new broker-dealer license and expanding our capabilities. With NSI as a registered broker-dealer, we can now support companies raising capital under Reg A and Reg D offerings, facilitate and charge fees on larger fundraises, potentially provide a broader range of investment choices for our investor base, and establish fee-sharing agreements with other broker-dealers.”

Second Quarter Fiscal 2025 Financial Highlights

●	Revenues decreased 92% year-over-year to $170,528, compared to revenue of $2,041,658 million in the second quarter of fiscal year 2024.
●	Revenues increased 20% quarter-over-quarter to $170,528, compared to revenue of $142,227 in the first quarter of fiscal year 2025.
●	Operating loss of ($2,202,431) in the second quarter fiscal 2025 as compared to operating income of $52,220 for the second quarter fiscal 2024
●	Net loss of approximately ($2,220,501) in the second quarter of fiscal 2025, as compared to a net profit of approximately $339,616, for the same period in the prior year
●	Loss per share of ($2.34) for the quarter ended October 31, 2024, compared to earnings per share of $2.52 for the same period in the prior year
●	As of October 31, 2024, the Company had cash and cash equivalents of $1,346,739.

Conference Call Information

The Company will host an investor conference call on Tuesday, December 17, 2024, at 10 a.m. ET.

Participant access: 844-985-2012 or 973-528-0138

Conference entry code: 894026

For additional disclosure regarding Netcapital’s operating results, please refer to the Quarterly Report on Form 10-Q for the period ended October 31, 2024, which has been filed with the Securities and Exchange Commission.

About Netcapital Inc.

Netcapital Inc. is a fintech company with a scalable technology platform that allows private companies to raise capital online and provides private equity investment opportunities to investors. The Company’s consulting group, Netcapital Advisors, provides marketing and strategic advice and takes equity positions in select companies. The Company’s funding portal, Netcapital Funding Portal, Inc. is registered with the U.S. Securities & Exchange Commission (SEC) and is a member of the Financial Industry Regulatory Authority (FINRA), a registered national securities association.

Forward Looking Statements

The information contained herein includes forward-looking statements. These statements relate to future events or to our future financial performance, and involve known and unknown risks, uncertainties and other factors that may cause our actual results to be materially different from any future results, levels of activity, performance or achievements expressed or implied by these forward-looking statements. You should not place undue reliance on forward-looking statements since they involve known and unknown risks, uncertainties and other factors which are, in some cases, beyond our control and which could, and likely will, materially affect actual results, levels of activity, performance or achievements. Any forward-looking statement reflects our current views with respect to future events and is subject to these and other risks, uncertainties and assumptions relating to our operations, results of operations, growth strategy and liquidity. We assume no obligation to publicly update or revise these forward-looking statements for any reason, or to update the reasons actual results could differ materially from those anticipated in these forward-looking statements, even if new information becomes available in the future.

Investor Contact

800-460-0815

ir@netcapital.com

NETCAPITAL INC.

CONDENSED CONSOLIDATED BALANCE SHEETS

	October 31, 2024 (Unaudited)	April 30, 2024 (Audited)
Assets:
Cash and cash equivalents	$1,346,739	$863,182
Accounts receivable net	17,151	134,849
Interest receivable	2,000	1,200
Note receivable	20,000	20,000
Prepaid expenses	30,120	23,304
Total current assets	1,416,010	1,042,535

Deposits	6,300	6,300
Notes receivable - related parties	202,000	202,000
Purchased technology, net	14,715,267	14,733,005
Investment in affiliate	240,080	240,080
Equity securities	25,358,261	25,333,386
Total assets	$41,937,918	$41,557,306

Liabilities and Stockholders’ Equity
Current liabilities:
Accounts payable	$1,815,823	$793,325
Accrued expenses	199,189	310,300
Deferred revenue	409	466
Interest payable	96,050	92,483
Current portion of SBA loans	1,885,800	1,885,800
Loan payable - bank	34,324	34,324
Total current liabilities	4,031,595	3,116,698

Long-term liabilities:
Long-term SBA loans, less current portion	500,000	500,000
Total liabilities	4,531,595	3,616,698

Commitments and contingencies	-	-

Stockholders’ equity:
Common stock, $.001 par value; 900,000,000 shares authorized,1,841,335 and 326,867 shares issued and outstanding	1,842	327
Shares to be issued	122,124	122,124
Capital in excess of par value	41,550,465	37,338,594
Retained earnings (deficit)	(4,268,108)	479,563
Total stockholders’ equity	37,406,323	37,940,608
Total liabilities and stockholders’ equity	$41,937,918	$41,557,306

NETCAPITAL INC.

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

(UNAUDITED)

	Three Months Ended	Three Months Ended	Six Months Ended	Six Months Ended
	October 31, 2024	October 31, 2023	October 31, 2024	October 31, 2023

Revenues	$170,528	$2,041,658	$312,755	$3,561,467
Costs of services	19,781	20,134	30,001	38,187
Gross profit	150,747	2,021,524	282,754	3,523,280

Costs and expenses:
Consulting expense	79,645	204,734	177,026	368,676
Marketing	12,208	46,731	19,106	288,619
Rent	19,442	18,379	38,558	37,989
Payroll and payroll related expenses	749,701	1,050,835	1,886,294	2,087,877
General and administrative costs	1,492,182	648,625	2,872,438	1,436,919
Total costs and expenses	2,353,178	1,969,304	4,993,422	4,220,080
Operating income (loss)	(2,202,431)	52,220	(4,710,668)	(696,800)

Other income (expense):
Interest expense	(9,601)	(10,562)	(20,065)	(23,866)
Interest income	400	-	800	-
Amortization of intangible assets	(8,869)	(28,331)	(17,738)	(56,662)
Total other income (expense)	(18,070)	(38,893)	(37,003)	(80,528)
Net income (loss) before taxes	(2,220,501)	13,327	(4,747,671)	(777,328)
Income tax expense (benefit)	-	(326,289)	-	(625,289)
Net income (loss)	$(2,220,501)	$339,616	$(4,747,671)	$(152,039)

Basic earnings (loss) per share	$(2.34)	$2.52	$(6.58)	$(1.26)
Diluted earnings (loss) per share	$(2.34)	$2.52	$(6.58)	$(1.26)

Weighted average number of common shares outstanding:
Basic	947,459	134,793	721,389	120,762
Diluted	947,459	134,796	721,389	120,762